Exhibit 10.20

[SEARS HOLDINGS LETTERHEAD]

October 18, 2005

Maureen A. McGuire

[Address Omitted]

Dear Maureen:

We are pleased to extend to you our offer to join Sears Holdings Corporation as Executive Vice President & Chief Marketing Officer, Sears Holdings Corporation, reporting directly to Edward Lampert, chairman.

This letter serves as a confirmation of the offer and the agreement of Sears Holdings Corporation (“Sears Holdings”) to be bound by its terms (the “Offer Letter”).

The key elements of this Offer Letter are as follows:

•	Your employment effective date with Sears Holdings Corporation will be October 31, 2005 (the “Effective Date”).

•	Base salary at an annual rate of $550,000, which base salary shall be reviewed no less frequently than annually and may be increased but not decreased without your consent.

•

You will be eligible for an annual target incentive opportunity of 75% of your base salary or $412,500 at the present Base Salary. The actual amount of the incentive you earn may range from 0% to 150% depending on how well you and the company perform and such amount will be paid no later than the April 15 that follows the applicable fiscal year. Your annual incentive targets will be established at the beginning of the applicable period in consultation with you and are designed to be achievable at 100% target performance (collectively, the “Annual Incentive Opportunity”).

•

Your 2005 annual incentive payment of $250,000, payable in 2006, will be paid without regard to 2005 performance goals and will be paid no later than April 15, 2006 regardless of your employment status (unless you resign without “good reason” (as such term is defined in the Executive Severance/Non-Compete Agreement) or is terminated with “cause” (as such term is defined in the Executive Severance/Non-Compete Agreement)).

•

You will be eligible for participation in the Sears Holdings Corporation 2005 Executive Long Term Incentive Plan (“SHC LTIP”). Your target award for the 2005 through 2007 plan cycle is $2,333,333, which is the pro rata portion of $3,000,000 (the “Initial LTIP Payment”). This award is payable in April 2008; the actual amount of the award you receive, if any, will depend on Sears Holdings Corporation Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and is subject to the terms and conditions of the SHC LTIP, and increased or decreased as provided in the SHC LTIP for better or worse EBITDA performance, but not be subject to reduction for individual performance. You will be eligible to participate in any future similar long term incentive plan of Sears Holdings based on your performance of that of the Company.

•

You will receive $1,000,000 of restricted stock, subject to shareholder approval, that will vest in equal 1/3 increments on each of the first three anniversaries of your Effective Date (the “Restricted Stock Grant”). Notwithstanding the foregoing, in the event your employment is terminated, after your Effective Date but prior to the next anniversary of your Effective Date, you will receive credit for an additional year of vesting as more fully described in the Executive Severance/Non-Compete Agreement. The number of shares subject to the Restricted Stock Grant will be based on the closing price of Sears Holdings common stock on a trading date as close to your Effective Date as practicable. If shareholder approval of the Restricted Stock Grant is not obtained, you and Sears Holdings agree to work together to determine a mutually acceptable method of providing you with compensation having equivalent value.

•

You will be asked to sign an Executive Severance/Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement in substantially the form of the attached as a condition of your employment.

•	You will receive a one time sign-on bonus of $100,000 payable within 30 days of your start date.

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You are eligible to receive 4 weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six paid National Holidays each year. Flexible Days will be granted after one year of service.

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You will not be required to relocate your principal residence from Bronxville, New York, but you agree to travel to Sears Holdings corporate headquarters and be available there at least three days per week, with the cost of related round trip airfare and hotel paid by Sears Holdings. You will also be provided an office and related support at a location not more than 25 miles from your residence, which may be in Greenwich, CT (collectively, the “Location Conditions”). Notwithstanding the Location Conditions, should you chose to relocate, you will be eligible for relocation assistance in accordance with Sears’ standard relocation policy. The Relocation Benefits package will be sent to you from Prudential Relocation. To receive relocation assistance, you must sign the Sears Relocation Repayment Agreement, which requires you to pay back to Sears all or part of the assistance you receive in the event that you voluntarily leave Sears or retire within the time frames specified in the agreement. Please contact me if you have any questions regarding relocation assistance.

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You will be eligible to participate in the Sears Holdings medical plan and all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

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As an officer of Sears Holdings you will be provided with indemnification as contained in the certificate of incorporation of Sears Holdings which obligates the company to indemnify and hold harmless to the fullest extent permitted by Delaware law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is serving or had served as a director or officer of Sears Holdings.

This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test. Sears Holdings and you agree that the laws of the State of New York will govern your employment arrangement described in this letter and Sears Holdings and you agree to submit to the state and federal courts in New York County New York for resolution of any and all disputes that may arise hereunder.

Maureen, we are very pleased that you have accepted our offer and look forward to you joining the company. We are excited about the important contributions you will make at Sears Holdings. Please sign your acceptance of this offer and return the original to my attention.

If this Letter Offer accurately reflects our agreement with respect to your employment, please sign a copy and return it to me.

If you need additional information or clarification, please call.

Sincerely,

Robert D. Luse

SVP, Human Resources

cc: Edward Lampert

Accepted and agreed

/s/ Maureen A. McGuire	Date: October 25, 2005
Maureen A. McGuire